Exhibit 99.1

Item 6.	Selected Financial Data

The following selected financial data information should be read in conjunction with Item 7 – “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and our consolidated financial statements, including the notes thereto, included elsewhere herein.

	As of and For the Year Ended December 31,
	2006	2005	2004	2003	2002
	(Dollars in thousands except share and per share data)
Operating Data:
Net investment income	$75,095	$73,241	$59,025	$43,069	$31,582
Total revenue	102,121	92,448	75,561	55,702	47,632
Total expenses	32,221	17,752	15,330	13,162	13,674
Income from continuing operations	72,036	75,041	63,068	45,413	41,331
Net income available to common shareholders	67,839	67,951	60,878	47,164	43,504
Earnings per share from continuing operations
Basic	$2.12	$2.48	$2.36	$2.16	$2.38
Diluted	$2.10	$2.46	$2.35	$2.15	$2.36
Earnings per share:
Basic	$2.32	$2.59	$2.49	$2.24	$2.50
Diluted	$2.30	$2.57	$2.48	$2.23	$2.48
Balance Sheet Data:
Investments in securities	$5,138,311	$—	$—	$—	$—
Investments in residential and commercial loans	5,922,550	714,428	491,281	344,499	258,922
Total assets	12,060,506	1,024,585	729,498	534,555	438,851
Total indebtedness	10,452,191	329,859	101,288	154,986	144,835
Total liabilities	10,739,829	414,890	187,311	167,945	156,742
Minority interest	124,273	460	478	3,208	4,514
Shareholders’ equity	1,196,404	609,235	541,710	363,402	277,595

	As of and For the Year Ended December 31,
	2006	2005	2004	2003	2002
	(Dollars in thousands except share and per share data)
Other Data:
Common shares outstanding, at period end	52,151,412	27,899,065	25,579,948	23,207,298	18,803,471
Book value per share	$20.54	$17.34	$16.27	$15.66	$14.76
Ratio of earnings to fixed charges	1.9x	3.8x	6.4x	10.8x	8.0x
Dividends declared per share	$2.70	$2.43	$2.40	$2.46	$2.39

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